Cerprobe Corporation
                  Computation of Net Earnings (Loss) Per Share
                                   Exhibit 11
                                   (Unaudited)

                                                                      Three Months Ended
                                                                           March 31,
                                                            ----------------------------------------
                                                                  1997                   1996
                                                            -----------------      -----------------
Net income (loss)                                         $       (4,894,633)    $        1,006,221
                                                            =================      =================

Weighted average common shares outstanding                         6,292,662              4,152,588

Common equivalent shares:

  Shares issuable upon exercise
    of stock options (1)                                                   0                309,145

Convertible preferred stock                                                0                601,463
                                                            -----------------      -----------------

       Total weighted average shares-primary                       6,292,662              5,063,196
                                                            -----------------      -----------------


Fully diluted incremental shares:

  Stock options (calculated using the higher
    of end of period or average market value)                              0                  2,374

  Convertible subordinated debentures                                      0                579,779
                                                            -----------------      -----------------

       Total weighted average shares-fully diluted                 6,292,662              5,645,349
                                                            -----------------      -----------------


Primary net income per common and
  common equivalent share                                 $            (0.78)    $             0.20
                                                            -----------------      -----------------

Fully diluted net income per common and
  common equivalent share                                 $            (0.78)    $             0.18
                                                            -----------------      -----------------

(1) Amount calculated under the treasury stock method and fair market values for stock